UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 23, 2006

H&R BLOCK, INC.

(Exact name of registrant as specified in charter)

Missouri (State of Incorporation)	1-6089 (Commission File Number)	44-0607856 (I.R.S. Employer Identification Number)

4400 Main Street, Kansas City, MO        64111

(Address of Principal Executive Offices)      (Zip Code)

(816) 753-6900

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 8.01	Other Events.

On January 23, 2006, the United States District Court for the Northern District of Illinois granted H&R Block, Inc.’s (the “Company”) motion for partial summary judgment in the class action litigation entitled Lynne A. Carnegie, et al. v. Household International, Inc., H&R Block, Inc., et al., which was instituted on April 8, 1998. The Carnegie litigation pertains to the Company’s refund anticipation loan programs as reported in previous current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K.

In March 2004, the court either dismissed or decertified all of the plaintiffs’ claims in the Carnegie litigation other than part of one count alleging violations of the racketeering and conspiracy provisions of the Racketeer Influenced and Corrupt Organizations Act (“RICO”). The Company argued in its motion for summary judgment filed with the court on September 23, 2005, that claims of class members before April 8, 1994, should be barred by the RICO four-year statute of limitations and the court agreed.

The impact of this ruling is to further reduce the size of the class to an estimated 1.7 million clients served primarily during tax seasons 1995 and 1996, compared with approximately 17 million clients from 13 tax seasons covered in the initial plaintiffs’ case. Previously, the court had reduced the size of the class by upholding arbitration agreements signed by Company clients starting in 1997.

The trial in this case is currently scheduled to begin on May 15, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&R BLOCK, INC.

Date:	January 27, 2006	By:/s/ Nicholas J. Spaeth
Nicholas J. Spaeth
Senior Vice President, Chief Legal Officer